Filed Pursuant to Rule 433 under the Securities Act

Registration Statement No. 333-249702

Issuer Free Writing Prospectus dated January 31, 2022

CUSIP #: 63743HFB3

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D

With Maturities of Nine Months or More from Date of Issue

Floating Rate Notes

Issuer:	National Rural Utilities Cooperative Finance Corporation

Expected Ratings*:	A2 / A- / A (Moody’s / S&P / Fitch)

Principal Amount:	$400,000,000

Security Type:	Senior Unsecured

Interest Rate Basis:	Floating rate based on Compounded SOFR Index, calculated and reset quarterly

Spread:	+ 40 basis points

Issue Price:	100% of Principal Amount

Trade Date:	January 31, 2022

Original Issue Date:	February 7, 2022 (T+5)

Maturity Date:	August 7, 2023

Interest Payment Dates:	February 7, May 7, August 7, and November 7, commencing May 7, 2022

Interest Payment Date Convention:	Modified Following Business Day, Adjusted

Interest Payment Determination Date:	The date that is two United States Government Securities Business Days before each interest payment date (or, in the final interest period, before the maturity date)

Interest Period:	The period commencing on any interest payment date (or, with respect to the initial interest period only, commencing on the date of issue) to, but excluding, the next succeeding interest payment date and, in the case of the last such period, the period from and including the interest payment date immediately preceding the maturity date to, but excluding, the maturity date

Observation Period:	In respect of each interest period, the period from, and including, the date that is two United States Government Securities Business Days preceding the first date in such interest period to, but excluding, the date that is two United States Government Securities Business Days preceding the interest payment date for such interest period (or in the final interest period, preceding the maturity date)

Day Count:	Actual/360

Payment at Maturity:	The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Optional Redemption:	None

Basis:	As Principal

Agents:	Mizuho Securities USA LLC
RBC Capital Markets, LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
KeyBanc Capital Markets Inc.
Regions Securities LLC

Form of Note:	Book-Entry
(Book-Entry or Certificated)

Denominations:	$2,000 x $1,000

Other Terms:	None

* Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The terms “Compounded SOFR Index” and “United States Government Securities Business Days” shall have the respective meanings ascribed to them in the issuer’s preliminary pricing supplement dated January 31, 2022.

Concurrently with this offering, we are also offering $500,000,000 aggregate principal amount of Collateral Trust Bonds due April 15, 2032 (the “bonds”), pursuant to a separate prospectus supplement and $600,000,000 aggregate principal amount of Medium-Term Notes, Series D (together with the bonds, the “other securities”), pursuant to separate pricing supplements. Although we expect that the sales of the notes offered hereby and the other securities will take place concurrently, the sales are not conditioned upon each other, and we may consummate the sale of one or more issues and not the other(s), or consummate the sales at different times.

It is expected that delivery of the notes will be made against payment therefor on or about February 7, 2022 which is the fifth trading day following the date hereof (such settlement cycle being referred to as T+5). Purchasers of notes should note that the ability to settle secondary market trades of the notes effected on the date of pricing or the next two succeeding business days may be affected by the T+5 settlement. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next two succeeding business days will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own legal advisors.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Mizuho Securities USA LLC by calling toll-free at 1-866-271-7403, RBC Capital Markets, LLC by calling toll-free at 1-866-375-6829, Truist Securities, Inc. by calling toll-free at 1-800-685-4786, or U.S. Bancorp Investments, Inc. by calling toll-free at 1-877-558-2607.